Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63485) pertaining to the 1997 Stock Incentive Plan of Opinion Research Corporation, Registration Statement (Form S-8 No. 333-45412) pertaining to the Employee Stock Purchase Plan of Opinion Research Corporation, and Registration Statement (Form S-8 No. 333-46530) pertaining to the Stock Purchase Plan for Non-Employee Directors and Designated Employees of Opinion Research Corporation, of our report dated February 9, 2004, with respect to the consolidated financial statements and schedule of Opinion Research Corporation for the years ended December 31, 2003 and 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 25, 2005